Exhibit 21.1

Subsidiaries of the Registrant

Entity	Jurisdiction
Subsidiaries of LifeStance Health Group, Inc.
LifeStance TopCo, L.P.	Delaware

Subsidiaries of LifeStance TopCo, L.P.
LifeStance Ultimate Holdings, Inc.	Delaware

Subsidiaries of LifeStance Ultimate Holdings, Inc.
Lynnwood Intermediate Holdings, Inc.	Delaware

Subsidiaries of Lynnwood Intermediate Holdings, Inc.
LifeStance Health Holdings, Inc.	Delaware

Subsidiaries of LifeStance Health Holdings, Inc.
LifeStance Health, Inc.	Delaware

Subsidiaries of LifeStance Health, Inc.
Balance Women's Health, LLC	Oklahoma
LifeStance Health – Arizona, LLC	Arizona
Orlando Behavioral Healthcare Corporation	Florida
Carmel Psych Management Services, LLC	New York
Commonwealth Counseling Associates, Inc.	Virginia
Behavioral Health Practice Services, LLC	Delaware
Psychological & Behavioral Consultants, LLC	Ohio
Personal Recovery Network, LLC	Georgia
Anxiety and Stress Management Institute, LLC	Georgia
The Counseling Center of Nashua, Inc.	New Hampshire
LHM MASS, Inc.	Delaware
Ascendant Behavioral Health, LLC	Utah

Subsidiaries of LHM MASS, Inc.
LifeStance Health Management Massachusetts, LLC	Delaware

Subsidiaries of Behavioral Health Practice Services, LLC
Portrait Health Properties, Inc.	Illinois